As filed with the Securities and Exchange Commission on April 21, 2006

Registration No. 333-130612

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SONIC FOUNDRY, INC.

(Exact Name of Registrant as specified in its charter)

Maryland	39-1783372
(State of Incorporation)	(I.R.S. Employer Identification No.)

222 West Washington Avenue

Madison, WI 53703

(608) 443-1600

(Address, including zip code, and telephone number, including area code,

of Registrant’s principal executive offices)

RIMAS BUINEVICIUS

Chairman and Chief Executive Officer

222 West Washington Avenue

Madison, WI 53703

(608) 443-1600

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

Frederick H. Kopko, Jr., Esq.

McBreen & Kopko

20 N. Wacker Dr., Suite 2520

Chicago, IL 60606

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock $.01 par value	747,418		$1.07		$799,737	(1)	$85.57
Common Stock $.01 par value, underlying warrants	276,981	(2)	1.49	(3)	412,702		44.16
	1,024,399				$1,212,439		$129.73	(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low sales price, as reported on the NASDAQ National Market, on December 16, 2005.
(2)	Represents the number of shares of common stock issuable upon exercise of certain warrants.
(3)	Average weighted exercise price of the warrants.
(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective, on such date as the Commission, acting pursuant to Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS

SONIC FOUNDRY, INC.

1,024,399 Shares of Common Stock, Par Value $.01 per Share

This prospectus relates to the public offering, which is not being underwritten, of 1,024,399 shares of our Common Stock (the “Shares”), 747,418 shares of which are currently outstanding and 276,981 shares of which may be issued upon exercise of certain warrants. These Shares may be offered and sold from time to time by certain of our stockholders (the “Selling Stockholders”). We are registering certain of these shares in accordance with the exercise of registration rights by certain of the Selling Stockholders, but this does not mean the Selling Stockholders will offer to sell their shares. We will not receive any of the proceeds from the sale of the Shares.

The Selling Stockholders may sell the Shares from time to time on the Nasdaq National Market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. See “Plan of Distribution”. Each Selling Stockholder has advised us that no sale or distribution other than as disclosed herein will be effected until after this Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. We will not receive any proceeds from the sale of the Shares by the Selling Stockholders. Selling commissions, brokerage fees, any applicable stock transfer taxes and any fees and disbursements of counsel to the Selling Stockholders are payable individually by the Selling Stockholders.

Our Common Stock is quoted on the Nasdaq National Market under the symbol “SOFO”. On December 16, 2005, the closing price of our Common Stock was $1.01 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is April 21, 2006

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov. Our corporate website is http://www.sonicfoundry.com. Electronic access to our filings is available at the Investor Information section of the website. However, the information on the website does not constitute a part of the Prospectus.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of Sonic Foundry, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC in the future and incorporate by reference will automatically update and may supersede the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the sale of all the shares covered by this prospectus.

•	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2005;

•	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2005;

•	All of our filings pursuant to the Exchange Act after the date of the filing of the initial registration statement and prior to the effectiveness of the registration statement; and

•	The description of our common stock contained in our Exchange Act Registration Statement on Form 8-A, filed on April 20, 2000.

You may request free copies of these filings by writing or telephoning us at the following address: Investor Relations, 222 West Washington Avenue, Suite 775, Madison, WI 53703, Telephone (608) 443-1600.

FORWARD-LOOKING INFORMATION

This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can identify these forward-looking statements by our use of the words “believes”, “anticipates”, “plans”, “expects”, “may”, “will”, “would”, “intends”, “estimates” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements in this prospectus, particularly under the heading “Risk Factors”, that we believe could cause our actual results to differ materially from the forward-looking statements that we make. The forward-looking statements do not reflect the potential impact of any future acquisitions, mergers or dispositions. We do not assume any obligation to update any forward-looking statement we make.

SUMMARY OF THE BUSINESS

Company Overview

Sonic Foundry, Inc. is in the business of developing complete, economical, timesaving and easy-to-use solutions for one-to-many communications (our “Rich Media” business). The Rich Media business was formed in October 2001, when our wholly-owned subsidiary, Sonic Foundry Systems Group, Inc. acquired the assets and assumed certain liabilities of Mediasite, Inc. Our internally developed software code, coupled with our acquired systems technology, includes advanced publishing tools and media access technologies operating across multiple digital delivery platforms to significantly enhance a host of enterprise-based media applications. Our solutions are based on unique technologies that enhance media communications through the extensive use of rich media, defined as a media element that combines graphics, text, video, audio and metadata in a single data file. Our technology evolved from a four-year Carnegie Mellon University research effort funded by major government (DARPA, NSF, NASA) and private organizations (CNN, Intel, Boeing, Microsoft, Motorola, Bell Atlantic). Our core product is the family of Mediasite presentation recorders (“Mediasite”), complete presentation recording systems for live or on-demand viewing over the Internet, intranet or recording to physical media. Related products and services include server software applications and customer support, installation, training and content hosting services.

Sonic Foundry, Inc., the parent company of our Rich Media business, was founded in 1991, incorporated in Wisconsin in March 1994 and merged into a Maryland corporation of the same name in October 1996. Our executive offices are located at 222 West Washington Ave., Madison, Wisconsin, 53703 and our telephone number is (608) 443-1600. Our corporate website is http://www.sonicfoundry.com. We make available, free of charge, at the “Investor Information” section of our website, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports to be filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after the filing of such reports with the Securities and Exchange Commission.

RISK FACTORS

The occurrences or any of the following risks could materially and adversely affect our business, financial condition and operating results.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL IF WE DO NOT QUICKLY BECOME PROFITABLE.

Our cash used in operating activities was approximately $3.3 million for the year ended September 30, 2005 and $1.4 million for the quarter ended December 31, 2005. Based on our cash balance at December 31, 2005 of $3.4 million and our expectation that we’ll reach cash flow breakeven in fiscal 2006, we anticipate having sufficient cash resources for at least the next twelve months. Despite our belief that we have sufficient cash to fund operations in 2006, we believed it was prudent to raise additional cash through the issuance of common stock. In November 2005, we issued 747,418 shares and 149,481 common stock purchase warrants to certain individual investors, and received proceeds of $725 thousand. If we do not become profitable in 2006 or our losses increase, we may need additional capital. The business environment may not be conducive to raising additional financing. If we require additional financing, the terms of such financing may heavily dilute the ownership interests of current investors and cause our stock price to fall significantly or we may not be able to secure financing upon acceptable terms at all.

WE MAY NOT EARN REVENUES SUFFICIENT TO REMAIN IN BUSINESS.

Our ability to become profitable depends on whether we can sell our Rich Media products for more than it costs to produce and support them. Our future sales also need to provide sufficient margin to support our ongoing operating activities. The success of our revenue model will depend upon many factors including:

•	Our ability to develop and market our products;

•	The extent to which consumers and businesses use our products; and

•	Our ability to price our offerings in order to give us adequate margins.

Because of the early stage of our Rich Media business, and the evolving nature of our business, we cannot predict whether our revenue model will prove to be viable, whether demand for our products will materialize at the prices we expect to charge, or whether current or future pricing levels will be sustainable. Our stock price and business viability is dependent upon our ability to grow our revenues and manage our costs.

WE HAVE A HISTORY OF LOSSES.

For the year ended September 30, 2005, we had a gross margin of $5.6 million on revenues of $8.3 million with which to cover sales, marketing, research, development and general administrative costs. Our sales, marketing, research, development and general administration costs are large in comparison to our revenues, due partly to the expense of developing leads and relatively long sales cycles involved in selling products that are not yet considered “mainstream” technology investments. For the year ended September 30, 2005, these expenses were over 50% of our total revenues. Although we expect our operating losses as a percentage of revenues to continue to decline and reach breakeven in the near future, we may never achieve profitability.

OUR SUCCESS IS DEPENDENT UPON A SUFFICIENT NUMBER OF CUSTOMERS ACCEPTING OUR PRODUCTS.

We cannot predict how the market for our Rich Media products will develop, and part of our strategic challenge will be to convince enterprise customers of the productivity, improved communications, cost savings and other benefits of our Rich Media products. Our future revenues and revenue growth rates will depend in large part on our success in delivering these products effectively and creating market acceptance for these products. If we fail to do so, our products will not achieve widespread market acceptance, and we may not generate significant revenues to offset our development and sales and marketing costs, which will hurt our business. Additionally, our future success will continue to depend upon our ability to develop new products or product enhancements that address future needs of our target markets and to respond to these changing standards and practices.

MULTIPLE UNIT SALES MAY FAIL TO MATERIALIZE.

We need to sell multiple units to educational, corporate and government institutions in order to sell most efficiently and become profitable. In 2005, 44% of revenues were to preexisting customers and 89 customers had cumulatively purchased multiple units compared to 35% of revenues and 35 customers in 2004. While we have addressed a strategy to accomplish this, a customer may choose not to make expected purchases of our products. The failure of our customers to make expected purchases will harm our business.

IF OUR MARKETING AND LEAD GENERATION EFFORTS ARE NOT SUCCESSFUL, OUR BUSINESS WILL BE HARMED.

We believe that continued marketing efforts will be critical to achieve widespread acceptance of our Rich Media products. Our marketing campaign may not be successful given the expense required. For example, failure to adequately generate and develop sales leads could cause our future revenue growth to decrease. In addition, our inability to generate and cultivate sales leads into large organizations, where there is the potential for significant use of our products, could have a material effect on our business. We may not be able to identify and secure the number of strategic sales leads necessary to help generate marketplace acceptance of our products. If our marketing or lead-generation efforts are not successful, our business and operating results will be harmed.

THE LENGTH OF OUR SALES AND DEPLOYMENT CYCLE IS UNCERTAIN, WHICH MAY CAUSE OUR REVENUES AND OPERATING RESULTS TO VARY SIGNIFICANTLY FROM QUARTER TO QUARTER AND YEAR TO YEAR.

During our sales cycle, we spend considerable time and expense providing information to prospective customers about the use and benefits of our products without generating corresponding revenues. Our expense levels are relatively fixed in the short-term and based in part on our expectations of future revenues. Therefore, any delay in our sales cycle could cause significant variations in our operating results, particularly because a relatively small number of customer orders represent a large portion of our revenues.

We anticipate that some of our largest sources of revenues will be government entities and large corporations that often require long testing and approval processes before making a decision to purchase our products. In general, the process of selling our products to a potential customer may involve lengthy negotiations. As a result, we anticipate that our sales cycle will be unpredictable. Our sales cycle will also be subject to delays as a result of customer-specific factors over which we have little or no control, including budgetary constraints and internal approval procedures.

Our products are aimed toward a broadened business user base within our key markets. These products are relatively early in their product life cycles and we are relatively inexperienced with their sales cycle. We cannot predict how the market for our products will develop and part of our strategic challenge will be to convince targeted users of the productivity, improved communications, cost savings and other benefits. Accordingly, it is likely that delays in our sales cycles with these products will occur and this could cause significant variations in our operating results.

THERE IS A GREAT DEAL OF COMPETITION IN THE MARKET FOR OUR PRODUCTS, WHICH COULD LOWER THE DEMAND FOR OUR PRODUCTS.

The market for digital rich media is relatively new, and we face competition from other companies that provide digital media applications. Companies, like Webex, Placeware (Microsoft), and Raindance offer collaboration and web conferencing applications, while Microsoft, Macromedia and Accordent provide authoring capability and other competitors such as Autonomy offer an enterprise approach to webcasting that attempts to sell a full rich media database and indexing system on top of the webcasting solution. If one of these alternative approaches is received more favorably in the marketplace, a new approach or technology is developed or an existing or new competitor markets more effectively than we do or we otherwise do not compete effectively, our business will be harmed. In addition, the more successful we are in the emerging market for rich media, the more competitors are likely to emerge, including turnkey media application; streaming media platform developers; digital music infrastructure providers; and digital media applications service providers (including for digital musical subscription). Many of our competitors have far greater financial resources than we do, and could easily overtake the marketplace and severely harm our business. We may also face competition from foreign suppliers and competition from LMS or education IT companies.

The presence of these competitors could reduce the demand for our systems, and we may not have the financial resources to compete successfully.

OUR DISTRIBUTION CHANNELS ARE NEW AND UNPROVEN.

Audio/visual distributors have not fully committed to our products. Because our products are complicated, we may have difficulty in obtaining such commitments. In addition, Tandberg and Polycom, two prominent manufacturers, may displace us with a competitive offering, leaving us the need to find a new distribution source. If we cannot set up an efficient distribution channel, or if we are unable to manage our distributor relationships, our business could be harmed.

OUR CUSTOMERS MAY USE OUR PRODUCTS TO SHARE CONFIDENTIAL AND SENSITIVE INFORMATION, AND IF OUR SYSTEM SECURITY IS BREACHED, OUR REPUTATION COULD BE HARMED AND WE MAY LOSE CUSTOMERS.

Our customers may use our products to share confidential and sensitive information, the security of which is critical to their business. Third parties may attempt to breach our security or that of our customers. We may be liable to our customers for any breach in security, and any breach could harm our reputation and cause us to lose customers. In addition, customers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. We may be required to expend significant capital and other resources to further protect against security breaches or to resolve problems caused by any breach, including litigation-related expenses if we are sued.

THE TECHNOLOGY UNDERLYING OUR PRODUCTS AND SERVICES IS COMPLEX AND MAY CONTAIN UNKNOWN DEFECTS THAT COULD HARM OUR REPUTATION, RESULT IN PRODUCT LIABILITY OR DECREASE MARKET ACCEPTANCE OF OUR PRODUCTS.

The technology underlying our products is complex and includes software that is internally developed, software licensed from third parties and hardware purchased from third parties. These products may contain errors or defects, particularly when first introduced or when new versions or enhancements are released. We may not discover defects that affect our current or new applications or enhancements until after they are sold. Any defects in our products and services could:

•	Damage our reputation;

•	Cause our customers to initiate product liability suits against us;

•	Increase our product development resources;

•	Cause us to lose sales; and

•	Delay market acceptance of our products.

Our insurance coverage may not be sufficient to cover our complete liability exposure.

IF WE ARE VIEWED ONLY AS COMMODITY SUPPLIERS, OUR MARGINS AND VALUATIONS WILL SHRINK.

We need to provide value-added services in order to become less of a commodity supplier. This entails building long-term customer relationships. If we fail to do so, our margins will shrink, and our stock may become less valued to investors.

OUR SUCCESS DEPENDS UPON THE PROPRIETARY ASPECTS OF OUR TECHNOLOGY.

Our success and ability to compete depend to a significant degree upon the protection of our proprietary technology. We currently have five patent applications pending in the United States and one internationally, although none have been issued. We may seek additional patents in the future. Our current patent applications cover different aspects of the technology used in our patents and are important to our ability to compete. However, it is possible that:

•	our pending patent applications may not result in the issuance of patents;

•	any patents acquired by or issued to us may not be broad enough to protect us;

•	any issued patent could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the inventions claimed in those patents;

•	current and future competitors may independently develop similar technology, duplicate our services or design around any of our patents; and

•	effective patent protection, including effective legal-enforcement mechanisms against those who violate our patent-related assets, may not be available in every country in which we do business.

WE ALSO RELY UPON TRADEMARKS, COPYRIGHTS AND TRADE SECRETS TO PROTECT OUR TECHNOLOGY, WHICH MAY NOT BE SUFFICIENT TO PROTECT OUR INTELLECTUAL PROPERTY.

We also rely on a combination of laws, such as copyright, trademark and trade secret laws, and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our technology. We have filed for nine U.S. and four foreign country trademarks, of which three U.S. and one foreign country trademarks are registered. These forms of intellectual property protection are critically important to our ability to establish and maintain our competitive position. However,

•	third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights;

•	laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or to deter others from developing similar technologies;

•	effective trademark, copyright and trade secret protection, including effective legal-enforcement mechanisms against those who violate our trademark, copyright or trade secret assets, may be unavailable or limited in foreign countries;

•	other companies may claim common law trademark rights based upon state or foreign laws that precede the federal registration of our marks; and

•	policing unauthorized use of our services and trademarks is difficult, expensive and time-consuming, and we may be unable to determine the extent of any unauthorized use.

Reverse engineering, unauthorized copying or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it, which would significantly harm our business.

IF OTHER PARTIES BRING INFRINGEMENT OR OTHER CLAIMS AGAINST US, WE MAY INCUR SIGNIFICANT COSTS OR LOSE CUSTOMERS.

Other companies may obtain patents or other proprietary rights that would limit our ability to conduct our business and could assert that our technologies infringe their proprietary rights. We could incur substantial costs to defend any litigation, even if without merit, and intellectual property litigation could force us to cease using key technology, obtain a license, or redesign our products. In the course of our business, we may sell certain systems to our customers, and in connection with such sale, we may agree to indemnify these customers from claims made against them by third parties for patent infringement related to these systems. In particular, claims are currently being made by holders of patents against learning institutions using streaming in their curriculum. We could be subject to similar claims, which could harm our business.

IF WE LOSE THE SERVICES OF RIMAS P. BUINEVICIUS, OUR CHIEF EXECUTIVE OFFICER, OR MONTY R. SCHMIDT, OUR CHIEF TECHNOLOGY OFFICER, OUR BUSINESS MAY BE HARMED.

Our success will depend on our senior executives. In particular, the loss of the services of our Chief Executive Officer, Rimas P. Buinevicius, or our co-founder and Chief Technology Officer, Monty R. Schmidt, would harm our business. Although we have long-term employment agreements with Messrs. Buinevicius and Schmidt, we do not have life insurance policies on any of our senior executives.

WE FACE RISKS ASSOCIATED WITH GOVERNMENT REGULATION OF THE INTERNET, AND RELATED LEGAL UNCERTAINTIES.

Currently, few existing laws or regulations specifically apply to the Internet, other than laws generally applicable to businesses. Many Internet-related laws and regulations, however, are pending and may be adopted in the United States, in individual states and local jurisdictions and in other countries. These laws may relate to many areas that impact our business, including encryption, network and information security, and the convergence of traditional communication services, such as telephone services, with Internet communications, taxes and wireless networks. These types of regulations could differ between countries and other political and geographic divisions both inside and outside the United States. Non-U.S. countries and political organizations may impose, or favor, more and different regulation than that which has been proposed in the United States, thus furthering the complexity of regulation. In addition, state and local governments within the United States may impose regulations in addition to, inconsistent with, or stricter than federal regulations. The adoption of such laws or regulations, and uncertainties associated with their validity, interpretation, applicability and enforcement, may affect the available distribution channels for, and the costs associated with, our products and services. The adoption of such laws and regulations may harm our business.

CURRENT AND FUTURE ECONOMIC AND POLITICAL CONDITIONS MAY ADVERSELY AFFECT OUR BUSINESS.

Economic growth in the United States and throughout most of the world continues to be slow, though there are signs that at least in the U.S., economic growth may be increasing at a modestly higher rate than in the recent past. Nevertheless, it is still uncertain when economic conditions will improve on a sustained basis. In addition, the residual effects of war in Iraq, uncertainty about Iraq’s political future and continuing tensions throughout the

Middle East remain a risk to the domestic economy and may impact the supply and price of petroleum products, which may in turn negatively impact the world economy. Moreover, the prospect of future terrorist attacks in the United States and elsewhere may have a further negative impact on the economy. In particular, the technology and telecommunications sectors continue to languish in an economic downturn more pronounced than that of the broader U.S. and world economies. If economic conditions worsen because of economic, political or social turmoil or military conflict, or if there are further terrorist attacks in the United States or elsewhere, our customers may not be able to pay for our products and our distribution partners may cease operations, which may harm our operating results.

AN INVESTMENT IN OUR COMMON STOCK IS RISKY BECAUSE THE PRICE OF OUR STOCK HAS BEEN VOLATILE AND WE COULD BE DELISTED FROM THE NASDAQ NATIONAL MARKET.

Our common stock price, like that of many companies in the Internet industry, has been and may continue to be extremely volatile, and there is a risk we could be delisted from the NASDAQ National Market. The market price of our common stock has been and may continue to be subject to significant fluctuations as a result of variations in our quarterly operating results and volatility in the financial markets. Our stock traded below $1.00 in 2003, and we previously received notice from the NASDAQ National Market that we need to comply with the requirements for continued listing on the NASDAQ National Market or be delisted, although we have demonstrated compliance and the hearing file was closed. If our stock trades below $1.00 for 30 consecutive business days, we may receive another notice from the NASDAQ National Market that we need to comply with the requirements for continued listing on the NASDAQ National Market within 90 calendar days from such notification or be delisted. If our stock is delisted from the NASDAQ National Market, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock. Additionally, our stock may be subject to “penny stock” regulations. If our common stock were subject to “penny stock” regulations, which apply to certain equity securities not traded on the NASDAQ National Market which have a market price of less than $5.00 per share, subject to limited exceptions, additional disclosure would be required by broker-dealers in connection with any trades involving such penny stock.

EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS WILL RESULT IN FURTHER DILUTION.

The issuance of shares of common stock upon the exercise of our outstanding options and warrants will result in dilution to the interests of our stockholders, and may reduce the trading price and market for our common stock.

At September 30, 2005, we had outstanding options and warrants to acquire 5.8 million shares of common stock, 1.0 million of which are subject to future vesting. Included in the foregoing are 4.6 million options which have been granted under our 1995 Employee Stock Option Plan, our 1999 Non-Qualified Stock Option Plan and our Non-Employee Director Stock Option Plan, 3.6 million of which are immediately exercisable.

To the extent that these stock options or warrants are exercised, the dilution to the interests of our stockholders will likely occur. Additional options and warrants may be issued in the future at prices not less than 85% of the fair market value of the underlying security on the date of grant. Exercise of these options or warrants, or even the potential of their exercise may have an adverse effect on the trading price and market for our common stock. The holders of our options or our warrants are likely to exercise them at times when the market price of the common stock exceeds the exercise price of the securities. Accordingly, the issuance of shares of common stock upon exercise of the options and warrants will likely result in dilution of the equity represented by the then outstanding shares of common stock held by other stockholders. Holders of our options and warrants can be expected to exercise or convert them at a time when we would, in all likelihood, be able to obtain any needed capital on terms, which are more favorable to us than the exercise terms provided, by these options and warrants.

WE MAY NEED TO MAKE ACQUISITIONS OR FORM STRATEGIC ALLIANCES OR PARTNERSHIPS IN ORDER TO REMAIN COMPETITIVE IN OUR MARKET, AND POTENTIAL FUTURE ACQUISITIONS, STRATEGIC ALLIANCES OR PARTNERSHIPS COULD BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS AND DILUTE STOCKHOLDER VALUE.

We may acquire or form strategic alliances or partnerships with other businesses in the future in order to remain competitive or to acquire new technologies. As a result of these acquisitions, strategic alliances or partnerships, we may need to integrate products, technologies, widely dispersed operations and distinct corporate cultures. The products, services or technologies of the acquired companies may need to be altered or redesigned in order to be made compatible with our software products and services, or the software architecture of our customers. These integration efforts may not succeed or may distract our management from operating our existing business. Our failure to successfully manage future acquisitions, strategic alliances or partnerships could seriously harm our operating results. In addition, our stockholders would be diluted if we finance the acquisition, strategic alliances or partnerships by incurring convertible debt or issuing equity securities.

OUR CURRENT STOCK COMPENSATION EXPENSE NEGATIVELY IMPACTS OUR EARNINGS AND ONCE WE ARE REQUIRED TO REPORT THE FAIR VALUE OF EMPLOYEE STOCK OPTIONS AS AN EXPENSE IN CONJUNCTION WITH FINANCIAL ACCOUNTING STANDARDS BOARD STATEMENT NO. 123(R) – SHARE BASED PAYMENT, OUR EARNINGS WILL BE ADVERSELY AFFECTED, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.

Under our current accounting practice, stock compensation is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Had we accounted for our stock option plans based upon the fair value at the grant date for options granted under the plans, based on the provisions of SFAS 123, our net income (loss) would have been reduced by $522, $360 and $305 thousand of compensation expense in the years ended September 30, 2005, 2004 and 2003. Effective October 1, 2005, we will be required to record compensation expense in the financial statements for stock issued to employees based on the grant date fair value of the equity issued. The adoption of SFAS 123(R)’s fair value method may have a significant impact on our results of operations and as such, our ability to achieve or maintain profitability may be negatively impacted, which may cause our stock price to decline.

OUR CORPORATE COMPLIANCE PROGRAM CANNOT GUARANTEE THAT WE ARE IN COMPLIANCE WITH ALL POTENTIALLY APPLICABLE REGULATIONS.

As a publicly traded company we are subject to significant regulations, including the Sarbanes-Oxley Act of 2002, some of which have either only recently been adopted or are currently proposals subject to change. While we have developed and instituted a corporate compliance program based on what we believe are the current best practices and continue to update the program in response to newly implemented or changing regulatory requirements, we cannot assure that we are or will be in compliance with all potentially applicable regulations. For example, we cannot assure that in the future our management will not find a material weakness in connection with its annual review of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, effective for fiscal year 2007. We also cannot assure that we could correct any such weakness to allow our management to assess the effectiveness of our internal control over financial reporting as of the end of our fiscal year in time to enable our independent registered public accounting firm to attest that such assessment will have been fairly stated in our Annual Report on Form 10-K to be filed with the Securities and Exchange Commission or attest that we have maintained effective internal control over financial reporting as of the end of our fiscal year. If we fail to comply with any of these regulations, we could be subject to a range of regulatory actions, fines, or other sanctions or litigation. In addition, if we must disclose any material weakness in our internal control over financial reporting, this may cause our stock price to decline.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH GOVERMENTAL REGULATION AND LEGAL UNCERTAINTIES.

It is likely that a number of laws and regulations may be adopted in the United States and other countries with respect to the Internet that might affect us. Those laws may relate to areas such as:

•	changes in telecommunications regulations;

•	copyright and other intellectual property rights;

•	encryption;

•	personal privacy concerns, including the use of “cookies” and individual user information;

•	e-commerce liability;

•	email, network and information security.

Changes in telecommunications regulations could substantially increase the costs of communicating on the Internet or over VoIP networks. This, in turn, could slow the growth in the internet use of VoIP networks and thereby decrease the demand for our services. Several telecommunications carriers are advocating that the Federal Communications Commission regulate the Internet and VoIP networks in the same manner as other telecommunications services by imposing access fees. Recent events suggest that the FCC may begin regulating the Internet and VoIP networks in such a way. In addition, we operate our services throughout the United States and state regulatory authorities may seek to regulate aspects of our services as telecommunications activities.

Other countries and political organizations are likely to impose or favor more and different regulations than those that have been proposed in the United States, thus furthering the complexity of the regulation. The adoption of such laws or regulations, and uncertainties associated with their validity and enforcement, may affect the available distribution channels for and costs associated with our services, and may affect the growth of the Internet or VoIP networks. Such laws or regulations may therefore harm our business.

PROVISIONS OF OUR CHARTER DOCUMENTS AND MARYLAND LAW COULD ALSO DISCOURAGE AN ACQUISITION OF OUR COMPANY THAT WOULD BENEFIT OUR STOCKHOLDERS.

Provisions of our articles of incorporation and by-laws may make it more difficult for a third party to acquire control of our company, even if a change in control would benefit our stockholders. Our articles of incorporation authorize our board of directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of common stock. Furthermore, our articles of incorporation provide for classified voting, which means that our stockholders may vote upon the retention of only one or two of our seven directors each year. Moreover, Maryland corporate law restricts certain business combination transactions with “interested stockholders.”

USE OF PROCEEDS

We will not receive any proceeds from the resale of the common stock offered through this prospectus.

SELLING STOCKHOLDERS

Included in this prospectus are shares of common stock and shares issuable upon exercise of certain warrants issued in a private placement (the “Private Placement”). The Private Placement was completed on November 9, 2005, when the Company issued 747,418 shares of common stock to eight investors at a price of $0.97 per share along with 149,481 common stock purchase warrants entitling such investors to purchase one share of common stock for each warrant held at an exercise price of $1.46 per share. Warrants are exercisable at any time and expire on November 9, 2010. The Company received total consideration of $725,000 in the offering determined by multiplying 80% by the average of the closing price of the Company’s common stock during the twenty (20) trading day period ended on October 31, 2005. The Company has agreed to use its best efforts to register both the shares of common stock issued and the shares of common stock issuable upon exercise of the common stock purchase warrants. The Company did not pay any commissions or underwriting discounts in connection with this offering.

Also included in this prospectus are 117,500 shares issuable upon exercise of certain warrants issued at various times to members of the Company’s strategic advisory group (the “Strategic Advisory Group”). Members typically receive 2,500 warrants, each, upon participation in a full-day strategic advisory board meeting. The warrants are issued as of the date of the meeting and with an exercise price equal to the closing stock price on that date and expire five years following the date of issuance.

Finally, this prospectus includes 10,000 warrants to purchase shares of common stock issued on April 8, 2004 as compensation to Herb Simon, who provided investor consulting services to the Company consisting primarily of communication with current and prospective investors. Mr. Simon is affiliated with Punk Ziegel & Co, a registered broker – dealer. Mr. Simon acquired such warrants in the normal course of his business and represented to the Company that, at no time, did he have an agreement to distribute the underlying shares.

The shares issued in this offering were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act, relating to sales by an issuer not involving a public offering. Each of the investors was accredited, including one accredited investor who is also an employee, and each was given information concerning the Company and represented that the securities were being acquired for investment purposes only. Appropriate restrictive legends were placed on the shares of common stock.

The following table, sets forth information, as of December 16, 2005 with respect to each selling stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. Based on 30,849,159 shares of common stock outstanding as of December 16, 2005, no selling stockholder currently owns nor will any selling stockholder after the offering own more than 1% of our total common stock outstanding. The number of shares listed as being offered by the selling stockholders in the table after the offering is based on the assumptions that all of the shares being offered are sold pursuant to this offering, and that no other shares of common stock are acquired or disposed of by the selling stockholders prior to the termination of this offering. Because the selling stockholders may sell all, some or none of their shares or may acquire or dispose of other shares of common stock, we cannot estimate the aggregate number of shares that will be sold in this offering or the number or percentage of shares of common stock that the selling stockholders will own upon completion of this offering.

This Prospectus covers 747,418 shares of common stock currently outstanding and 276,981 shares issuable upon exercise of certain warrants held by the Selling Stockholders.

BENEFICIAL OWNERS(1)	NUMBER OF COMMON SHARES BENEFICIALLY OWNED PRIOR TO OFFERING		NUMBER OF SHARES OF COMMON STOCK INCLUDED IN OFFERING	NUMBER OF SHARES OF COMMON STOCK BENEFICIALLY OWNED AFTER OFFERING (1)
Joel P. Adams(2)	123,710	(23)	123,710	—
Charles H. Ansley(3)	2,500	(6)	2,500	—
Len Brody(3)	10,000	(7)	10,000	—
Darrin T. Coulson(2)	247,422	(8)	247,422	—
Kevin Dahill(3)	5,000	(9)	5,000	—
Ian Ferrier(3)	7,500	(10)	7,500	—
Ron Gillies(3)	5,000	(24)	5,000	—
Phillip Hinderaker(2)	61,855	(12)	61,855	—
Steve Horwitz(3)	10,000	(7)	10,000	—
Larry Janis(3)	2,500	(13)	2,500	—
Michael G. Laskis(2)	123,710	(5)	123,710	—
Tom Miller(3)	10,000	(14)	10,000	—
John Rehfield(3)	7,500	(15)	7,500	—
Maurice Reissman(3)	2,500	(16)	2,500	—
Donald M. Ronchi(2)(3)	74,355	(17)	74,355	—
Anne Ross(2)	30,927	(18)	30,927	—

Tom Scott(3)	20,000	(19)	20,000	—
Herb Simon(4)	10,000	(20)	10,000	—
Woo Song(3)	2,500	(13)	2,500	—
The TechPar Group(3)	5,000	(11)	5,000	—
Twentieth Century Markets, Inc.(2)	123,710	(5)	123,710	—
Sal Visca(3)	2,500	(21)	2,500	—
David G. Walsh(2)	123,710	(5)	123,710	—
George Weathersby(3)	12,500	(22)	12,500	—

TOTAL	1,024,399		1,024,399	—

(1)	Except as noted in the footnotes below, none of the beneficial owners has held any position or office with us or any of our predecessors or affiliates within the last three years or has had a material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our shares or other securities.
(2)	Issued in connection with the Private Placement.
(3)	Issued to the Strategic Advisory Group.
(4)	Issued for investor consulting services.
(5)	Consists of 103,092 shares of common stock and 20,618 private placement warrants. Upon inquiry and belief, Twentieth Century Markets, Inc. is owned by David Kruger. By reason of such relationship, David Kruger may be deemed to share voting and dispositive control over the shares of our common stock beneficially owned by this selling stockholder.
(6)	Consists of 2,500 advisory group warrants issued on June 30, 2005, exercisable at $1.37 per share.
(7)	Consists of 2,500 advisory group warrants issued on June 17, 2004, exercisable at $1.61 per share, 2,500 advisory group warrants issued on August 31, 2004, exercisable at $1.67 per share, 2,500 advisory group warrants issued on November 15, 2004, exercisable at $1.42 per share and 2,500 advisory group warrants issued on June 30, 2005, exercisable at $1.37 per share.
(8)	Consists of 206,185 shares of common stock and 41,237 private placement warrants, exercisable at $1.46 per share. Mr. Coulson is the Company’s Senior Vice President – Worldwide Field Operations.
(9)	Consists of 2,500 advisory group warrants issued on August 31, 2004, exercisable at $1.67 per share and 2,500 advisory group warrants issued on November 15, 2004, exercisable at $1.42 per share.
(10)	Consists of 2,500 advisory group warrants issued on January 28, 2005, exercisable at $1.54 per share, 2,500 advisory group warrants issued on June 30, 2005, exercisable at $1.37 per share and 2,500 advisory group warrants issued on November 3, 2005, exercisable at $1.18 per share.
(11)	Consists of 2,500 advisory group warrants issued on June 17, 2004, exercisable at $1.61 per share and 2,500 advisory group warrants issued on November 15, 2004, exercisable at $1.42 per share. . Upon inquiry and belief, Charles Popper and Bernard K. Plagman are the managing members of TechPar Group LLC. By reason of such relationship, Charles Popper and Bernard K. Plagman may be deemed to share voting and dispositive control over the shares of our common stock beneficially owned by this selling stockholder.
(12)	Consists of 51,546 shares of common stock and 10,309 private placement warrants, exercisable at $1.46 per share.
(13)	Consists of 2,500 advisory group warrants issued on November 15, 2004, exercisable at $1.42 per share
(14)	Consists of 2,500 advisory group warrants issued on June 17, 2004, exercisable at $1.61 per share, 2,500 advisory group warrants issued on November 15, 2004, exercisable at $1.42 per share, 2,500 advisory group warrants issued on February 24, 2005, exercisable at $1.41 per share, and 2,500 advisory group warrants issued on June 30, 2005, exercisable at $1.37 per share.
(15)	Consists of 2,500 advisory group warrants issued on June 17, 2004, exercisable at $1.61 per share, 2,500 advisory group warrants issued on August 31, 2004, exercisable at $1.67 per share, and 2,500 advisory group warrants issued on November 15, 2004, exercisable at $1.42 per share.
(16)	Consists of 2,500 advisory group warrants issued on November 3, 2005, exercisable at $1.18 per share.

(17)	Consists of 51,546 shares of common stock issued in connection with the private placement, and 10,309 private placement warrants, exercisable at $1.46 per share, 2,500 advisory group warrants issued on September 15, 2004, exercisable at $1.54 per share, 2,500 advisory group warrants issued on November 15, 2004, exercisable at $1.42 per share, 2,500 advisory group warrants issued on January 28, 2005, exercisable at $1.54 per share, 2,500 advisory group warrants issued on June 30, 2005, exercisable at $1.37 per share, and 2,500 advisory group warrants issued on November 3, 2005, exercisable at $1.18 per share.
(18)	Consists of 25,773 shares of common stock and 5,154 private placement warrants, exercisable at $1.46 per share.
(19)	Consists of 2,500 advisory group warrants issued on April 7, 2004, exercisable at $2.20 per share, 2,500 advisory group warrants issued on June 17, 2004, exercisable at $1.61 per share, 2,500 advisory group warrants issued on August 31, 2004, exercisable at $1.67 per share, 2,500 advisory group warrants issued on September 15, 2004, exercisable at $1.54 per share, 2,500 advisory group warrants issued on November 15, 2004, exercisable at $1.42 per share, 2,500 advisory group warrants issued on January 28, 2005, exercisable at $1.54 per share, 2,500 advisory group warrants issued on June 30, 2005, exercisable at $1.37 per share and 2,500 advisory group issued on November 3, 2005, exercisable at $1.18 per share.
(20)	Consists of 10,000 warrants to purchase common stock issued on April 8, 2004, exercisable at $2.20 per share until April 8, 2009.
(21)	Consists of 2,500 advisory group warrants issued on June 30, 2005, exercisable at $1.37 per share.
(22)	Consists of 2,500 advisory group warrants issued on September 15, 2004, exercisable at $1.54 per share, 2,500 advisory group warrants issued on November 15, 2004, exercisable at $1.42 per share, 2,500 advisory group warrants issued on January 28, 2005, exercisable at $1.54 per share, 2,500 advisory group warrants issued on June 30, 2005, exercisable at $1.37 per share and 2,500 advisory group issued on November 3, 2005, exercisable at $1.18 per share.
(23)	Consists of 103,092 shares of common stock and 20,618 private placement warrants.
(24)	Consists of 2,500 advisory group warrants issued on June 17, 2004, exercisable at $1.61 per share and 2,500 advisory group warrants issued on November 15, 2004, exercisable at $1.42 per share.

PLAN OF DISTRIBUTION

Resales of the Shares by the Selling Stockholders may be made on the Nasdaq National Market, in the over-the-counter market, in private transactions, or in a combination of such methods of sale. The Shares will be offered for sale on terms to be determined when the agreement to sell is made or at the time of sale, as the case may be. The Selling Stockholders may effect such transactions by selling some or all of the Shares through broker-dealers who may act solely as agent and or may acquire Shares as principal or in one or more underwritten offerings on a firm commitment or best efforts basis. Sales of shares may also be made pursuant to Rule 144 under the Securities Act of 1933, as amended. To the extent required under the Securities Act of 1933, as amended, the aggregate amount of Selling Stockholders’ Shares being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the Shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the Selling Stockholder’s and/or purchasers of Selling Stockholders’ Shares, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

From time to time the Selling Stockholders may transfer, pledge, donate or assign his Shares to lenders or others and each of those persons will be deemed to be a “Selling Stockholder” for purposes of this prospectus. The number of Shares beneficially owned by the Selling Stockholder who so transfers, pledges, donates or assigns will decrease as and when he take such actions. The plan of distribution for Selling Stockholders’ Shares sold hereunder will otherwise remain unchanged, except that the transferees, pledges, donees or other successors will be deemed Selling Stockholders hereunder.

The Selling Stockholders may engage in short sales, including short sales against the box, puts and calls and other transactions in securities of the Company or derivatives of Company securities and may sell or deliver Shares in connection with these trades. Selling Stockholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with such Selling Stockholders, including, without limitation, in connection with distributions of the Shares by such broker-dealers.

The Selling Stockholders may pledge their Shares to their broker under the margin provisions of customer agreements. If the Selling Stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged Shares.

LEGAL MATTERS

The legality of the issuance of the Shares offered in this prospectus will be passed upon for the Company by McBreen & Kopko, Chicago, Illinois. Frederick H. Kopko, Jr., a member of that firm and a director of the Company, beneficially owns 183,192 shares of our Common Stock and has options and warrants to purchase 180,000 shares of our Common Stock.

EXPERTS

The consolidated balance sheets, statements of operations, stockholders’ equity, and cash flows of Sonic Foundry, Inc. as of and for the years ended September 30, 2005 and 2004, included in its Annual Report (Form 10-K) have been audited by Grant Thornton LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated statements of operations, stockholders’ equity and cash flows of Sonic Foundry, Inc. for the year ended September 30, 2003, included in its Annual Report (Form 10-K) for the year ended September 30, 2005, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INFORMATION CONTAINED ONLY IN PROSPECTUS

We have not authorized anyone to give information beyond what is set forth in this prospectus. Sales of the Shares described in this prospectus are not directed at anyone in any jurisdiction in which an offer or solicitation of such securities is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus is correct as of the date of this prospectus. Neither delivery of this prospectus nor any sale made pursuant to this prospectus shall imply that the information contained in this prospectus is correct as of any time after the date of this prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the Selling Stockholders. All amounts are estimated except the Securities and Exchange Commission registration fee.

SEC registration fee	$130
Legal fees and expenses (estimated)	10,000
Accounting fees and expenses (estimated)	7,000

Total	$17,130

Item 15. Indemnification of Directors and Officers.

Our Articles of Incorporation limit the liability of our directors, in their capacity as directors but not in their capacity as officers, to the fullest extent permitted by the Maryland General Corporation Law, or MGCL. Accordingly, pursuant to the terms of the MGCL as presently in effect, we may indemnify any director unless it is established that:

•	the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director actually received an improper personal benefit in money, property or services;

•	or in the case of any criminal proceeding, the directors had reasonable cause to believe that the act or omission was unlawful.

In addition, our Bylaws require us to indemnify each person who is or was, a director, officer, employee or agent of ours to the fullest extent permitted by the laws of the State of Maryland in the event he is involved in legal proceedings by reason of the fact that he is or was a director, officer, employee or agent of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership or other enterprise. We may also advance to such persons expenses incurred in defending a proceeding to which indemnification might apply, upon terms and conditions, if any, deemed appropriate by the Board of Directors upon receipt of an undertaking by or on behalf of such director or officer to repay all such advanced amounts if it is ultimately determined that he is not entitled to be indemnified as authorized by the laws of the State of Maryland. In addition, we carry director and officer liability insurance

In connection with this offering, certain of the Selling Stockholders have agreed to indemnify us, our directors and officers and each such person who controls us, against any and all liability arising from inaccurate information provided to us by the Selling Stockholders and contained herein.

Item 16. Exhibits.

Exhibit Number	Description of Document
4.1(1)	Amended and Restated Articles of Incorporation.

4.2(1)	Amended and Restated By-Laws.

4.3(1)	Specimen Common Stock Certificate.

4.4(2)	Registration Rights Agreement (Form)

4.5(2)	Private Placement Warrant (Form)

4.6(2)	Advisory Group Warrants (Form)

5.1(3)	Opinion of McBreen & Kopko, regarding the legality of the securities.

23.1(3)	Consent of McBreen & Kopko (see Exhibit 5.1).

23.2(3)	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

23.3(3)	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1(2)	Power of Attorney (see page II-4).

(1)	Incorporated by reference from Registration Statement No. 333-46005 on Form SB-2 filed on February 10, 1998.
(2)	Incorporated by reference from Registration Statement No. 333-130612 on Form S-3 on December 22, 2005.
(3)	Filed herewith.

Item 17. Undertakings.

1.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

Provided, however, That:

(A)	Paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B)	Paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statements is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(C)	Provided, further, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§229.1100(c)).

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is a part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registration is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statement relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or to sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment No. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on April 21, 2006.

SONIC FOUNDRY, INC.

By:
/s/ Rimas Buinevicius
Rimas P. Buinevicius, Chairman, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Rimas P. Buinevicius and Kenneth A. Minor, jointly and severally, his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature / Date	Title	Date
/s/ Rimas P. Buinevicius Rimas P. Buinevicius	Chief Executive Officer and Chairman	April 21, 2006

/s/ Monty R. Schmidt Monty R. Schmidt	Chief Technology Officer and Director	April 21, 2006

/s/ Kenneth A. Minor Kenneth A. Minor	Chief Accounting and Financial Officer and Secretary	April 21, 2006

/s/ Frederick H. Kopko, Jr. Frederick H. Kopko, Jr.	Director	April 21, 2006

/s/ Arnold B. Pollard Arnold B. Pollard	Director	April 21, 2006

/s/ David C. Kleinman David C. Kleinman	Director	April 21, 2006

/s/ Gary R. Weis Gary R. Weis	Director	April 21, 2006

/s/ Paul S. Peercy Paul S. Peercy	Director	April 21, 2006

Exhibit Index

Exhibit Number	Description of Document
4.1(1)	Amended and Restated Articles of Incorporation.

4.2(1)	Amended and Restated By-Laws.

4.3(1)	Specimen Common Stock Certificate.

4.4(2)	Registration Rights Agreement (Form)

4.5(2)	Private Placement Warrant (Form)

4.6(2)	Advisory Group Warrants (Form)

5.1(3)	Opinion of McBreen & Kopko, regarding the legality of the securities.

23.1(3)	Consent of McBreen & Kopko (see Exhibit 5.1).

23.2(3)	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

23.3(3)	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1(2)	Power of Attorney (see page II-4).

(1)	Incorporated by reference from Registration Statement No. 333-46005 on Form SB-2 filed on February 10, 1998.
(2)	Incorporated by reference from Registration Statement No. 333-130612 on Form S-3 filed on December 22, 2005.
(3)	Filed herewith.